Exhibit 97

Corporate Headquarters
Corporate Policy Statement CPS-511
Revision: Original
Effective: October 2, 2023
Copyright 2023 Lockheed Martin Corporation
Current policies and procedures are on the Lockheed Martin Intranet
Recovery of Incentive-Based Compensation from Executive Officers in Event of Accounting Restatement
Administration
Recoupment of Erroneously Awarded Compensation
Reporting and Disclosure
Indemnification Prohibition
Interpretation
Amendment or Termination
Other Recoupment Rights and No Additional Payments
Successors

General Applicability Statement
1.0 Policy
The purpose of this policy is to describe the circumstances in which Executive Officers of Lockheed Martin Corporation (herein referred to as the “Company”) will be required to repay or return Erroneously Awarded Compensation. This policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 under the Exchange Act and the Listing Standards.
2.0 Applicability
This policy is applicable to Executive Officers of the Company.
3.0 Definitions
Accounting Restatement – An accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).
Board – The Board of Directors of the Company.
Clawback Eligible Incentive Compensation – In connection with an Accounting Restatement and with respect to each individual who served as an Executive Officer at any time during the applicable performance period for any Incentive-based Compensation (whether or not such individual is serving as an Executive Officer at the time the Erroneously Awarded Compensation is required to be repaid to the Company), all Incentive-based Compensation Received by such Executive Officer (i) after beginning service as an Executive Officer, and (ii) during the applicable Clawback Period; provided, however, that Clawback Eligible Incentive Compensation shall not include any Incentive-based Compensation received prior to the Effective Date or during a period in which the Company does not have a class of securities listed on a national securities exchange or a national securities association.
Clawback Period – With respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.
Code – The Internal Revenue Code of 1986, as amended.
Committee – The Management Development and Compensation Committee of the Board.
Company – Lockheed Martin Corporation, a Maryland corporation.
Effective Date – October 2, 2023.
Erroneously Awarded Compensation – With respect to each Executive Officer in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid by the relevant Executive Officer; provided, however, that for Incentive-based Compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
Exchange Act – The Securities Exchange Act of 1934, as amended.
Executive Officer – Each individual who is or was designated by the Board as an “officer” of the Company in accordance with Rule 16a-1(f) under the Exchange Act.
Financial Reporting Measures – Measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall for purposes of this policy be considered Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
Incentive-based Compensation – Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
Listing Standards – Section 303A.14 of the NYSE Listed Company Manual.
NYSE – The New York Stock Exchange.
Received – With respect to any Incentive-based Compensation, means actual or deemed receipt, and Incentive-based Compensation shall be deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-based Compensation award is attained, even if payment or grant of the Incentive-based Compensation occurs after the end of that period.
Restatement Date – The earlier to occur of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an

Accounting Restatement, or (ii) the date of court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.
SEC – The U.S. Securities and Exchange Commission.
4.0 Administration
This policy is administered by the Committee. The Committee has full and final authority to make all determinations under this policy, in each case to the extent permitted under the Listing Standards and in compliance with (or pursuant to an exemption from the application of) Section 409A of the Code. All determinations and decisions made by the Committee pursuant to the provisions of this policy shall be final, conclusive, and binding on all persons, including the Company, its affiliates, its stockholders, its employees, and its Executive Officers. Subject to any limitations under applicable law, the Committee may authorize any officer of the Company to take actions necessary or appropriate to carry out the purpose and intent of this policy, provided that no such authorization shall relate to any recovery under this policy that involves such officer.
5.0 Recoupment of Erroneously Awarded Compensation
5.1 In the event of an Accounting Restatement, the Company must recover, reasonably promptly, Erroneously Awarded Compensation in amounts determined pursuant to this policy. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the Company files restated financial statements. Recovery under this policy with respect to an Executive Officer shall not require the finding of any misconduct by such Executive Officer or such Executive Officer being found responsible for the accounting error leading to an Accounting Restatement.
5.2 The Company shall determine, in its sole discretion, the timing and method for satisfying its obligations under section 5.1 of this policy, which may include without limitation (i) seeking reimbursement of all or part of any cash or equity-based award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Code and the regulations promulgated thereunder and (v) any other method authorized by applicable law or contract. Subject to compliance with any applicable law, the Company may obtain recovery under this policy from any amount otherwise payable to an Executive Officer, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Executive Officer.
5.3 Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by section 5.1 of this policy if the following conditions are met and the Committee determines that recovery would be impracticable:
a.    The direct expenses paid to a third party to assist in enforcing the policy against an Executive Officer would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide such documentation to the NYSE;
b.    Recovery would violate home country law where that law was adopted prior to November 28, 2022; provided, however, that before determining that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and provided a copy of the opinion to the NYSE; or
c.    Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code and regulations thereunder.
6.0 Reporting and Disclosure
The Company shall file all disclosures with respect to this policy in accordance with the requirements of the federal securities laws, including disclosures required by SEC filings.
7.0 Indemnification Prohibition
Notwithstanding the terms of any indemnification agreement, insurance policy, contractual arrangement, the governing documents of the Company or other document or arrangement, the Company shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation that is repaid, returned, or recovered pursuant to the terms of this policy. Further, the Company will not pay or reimburse an Executive Officer for purchasing insurance to cover any such loss.
8.0 Interpretation
The Committee is authorized to interpret and construe this policy and to make all determinations necessary, appropriate, or advisable for the administration of this policy.
9.0 Amendment or Termination
The Committee may amend this policy from time to time in its discretion and will amend this policy as it deems necessary to reflect the Listing Standards. The Committee may terminate this policy at any time.
10.0 Other Recoupment Rights and No Additional Payments
The Committee intends that this policy will be applied to the fullest extent of the law. Any right of recoupment under this policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, regulation, or rule or pursuant to the terms of any employment or similar agreement, incentive compensation plan document, incentive compensation award agreement, post-employment conduct agreement, or the Company’s Corporate Governance Guidelines and any other legal remedies available to the Company. To the extent that the application of this policy would provide for recovery of Incentive-based Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or other recovery obligations, the amount the relevant Executive Officer has already reimbursed the Company will be credited to the required recovery under this policy.
11.0 Successors
This policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.
12.0 Deviations
Deviations to this policy are prohibited.
//s// Christopher J. Wronsky
Senior Vice President and Chief Human Resources Officer